Exhibit 99.1

Gladstone Capital Corporation Reports Financial Results for the

Quarter Ended December 31, 2012

McLean, VA, January 29, 2013: Gladstone Capital Corporation (NASDAQ: GLAD) (the “Company”) today announced earnings for its first quarter ended December 31, 2012. Please read the Company’s Form 10-Q filed today with the U.S. Securities and Exchange Commission (the “SEC”), which can be retrieved from the SEC’s website at www.sec.gov, or from the Company’s website at www.GladstoneCapital.com.

Please note the limited information that follows in this press release is not adequate for making an informed investment judgment.

Summary Information (dollars in thousands, except per share data) (unaudited):

	December 31, 2012	September 30, 2012
For the Quarter Ended:
Total investment income	$9,828	$10,045
Total expenses	(4,969)	(5,504)

Net investment income	4,859	4,541
Net investment income per common share	0.23	0.22
Cash distribution per common share	0.21	0.21
Total realized loss	(3,048)	(4,757)
Total unrealized appreciation	6,555	5,680
Net increase in net assets resulting from operations	8,366	5,464
Weighted average yield on interest-bearing investments	11.6%	11.5%
Total dollars invested	$51,818	$2,611
Total dollars repaid	56,514	27,389
As of:
Total investments at fair value	$270,513	$273,960
Fair value as a percent of cost	75.8%	75.1%
Total net assets	$192,520	$188,564
Net asset value per common share	9.17	8.98
Asset coverage ratio	305%	296%
Number of portfolio companies	48	50

Highlights for the Quarter: During the first quarter ended December 31, 2012, the following significant events occurred:

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Portfolio Activity: Invested an aggregate of $50.2 million to six new portfolio companies and an aggregate of $1.6 million to existing portfolio companies while receiving approximately $50.6 million in aggregate scheduled and unscheduled principal repayments from existing portfolio companies, including seven early payoffs at par. Related to these early payoffs, the Company received $1.1 million in success fees and $0.5 million in prepayment fees. Additionally, the Company sold one non-accrual investment for net proceeds of approximately $5.9 million, which resulted in a realized loss of $2.4 million, and wrote off one non-accrual investment for a realized loss of $0.9 million.

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Recurring Distributions: Paid monthly cash distributions for each of October, November and December 2012 to common stockholders of $0.07 per common share and to preferred stockholders of $0.1484375 per preferred share for the Company’s 7.125% Series 2016 Term Preferred Stock (the “Term Preferred Stock”).

First Quarter 2013 Results: Net Investment Income for the quarter ended December 31, 2012 was $4.9 million, or $0.23 per share, as compared to the prior quarter ended September 30, 2012 of $4.5 million, or $0.22 per share. This 7% increase in Net Investment Income was primarily due to a decrease in total operating expenses of $0.5 million, offset by a decrease in total investment income of $0.2 million.

Operating expenses decreased in the three months ended December 31, 2012, as compared to the prior quarter, primarily due to a decrease in interest expense resulting from decreased borrowings on the Company’s line of credit. Interest income on investments decreased by $0.6 million quarter over quarter due to several early payoffs at par occurring during the fourth quarter of fiscal year 2012 and the first quarter of fiscal year 2013. Other income increased by $0.4 million quarter over quarter due to an increase in success and prepayment fees resulting from the early payoffs during the quarter ended December 31, 2012.

Net Increase in Net Assets Resulting from Operations for the quarters ended December 31 and September 30, 2012 was $8.4 million, or $0.40 per share, and $5.5 million, or $0.26 per share, respectively.

Subsequent Events: Subsequent to December 31, 2012, the following events occurred:

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Amendment to Revolving Line of Credit: Amended the Company’s revolving line of credit to remove the minimum London Interbank Offered Rate interest rate of 1.5% on advances. The Company incurred fees of $0.6 million in connection with this amendment. All other terms of the line of the credit remained unchanged.

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Registration Statement: Filed on November 29, 2012 the Company’s Registration Statement on Form N-2, which the SEC declared effective January 18, 2013. The Registration Statement permits the Company to issue, through one or more transactions, up to an aggregate of $300.0 million in securities, consisting of common stock, preferred stock, subscription rights, debt securities and warrants to purchase common stock or preferred stock, including through a combined offering of such securities.

•	Distributions Declared: Declared the following monthly cash distributions to stockholders:

Record Date	Payment Date	Distribution per Common Share	Distribution per Term Preferred Share
January 18, 2013	January 31, 2013	$0.07	$0.1484375
February 15, 2013	February 28, 2013	0.07	0.1484375
March 15, 2013	March 28, 2013	0.07	0.1484375

	Total for the Quarter	$0.21	$0.4453125

Annual Meeting of Stockholders: The 2013 Annual Meeting of Stockholders will be held on Thursday, February 14, 2013 at 11:00 a.m. EST at the Hilton McLean Tysons Corner, located at 7920 Jones Branch Drive, McLean, Virginia 22102.

Conference Call for Stockholders: The Company will hold its earnings release conference call on Wednesday, January 30, 2013, at 8:30 a.m. EDT. Please call (800) 860-2442 to enter the conference. An operator will monitor the call and set a queue for questions. A replay of the conference call will be available through February 14, 2013. To hear the replay, please dial (877) 344-7529 and use conference number 10018530. The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com. The event will be archived and available for replay on the Company’s website through April 1, 2013.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities consisting primarily of senior term loans, second term lien loans, and senior subordinated term loans in small and medium sized businesses in the United States. The Company has paid 111 consecutive monthly cash distributions on its common stock. Before the Company started paying monthly distributions, the Company paid eight consecutive quarterly cash distributions on its common stock. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

The Company has filed the Form 10-Q today with the SEC, which can be retrieved from the SEC’s website at www.sec.gov or from the Company’s website at www.GladstoneCapital.com. To obtain a paper copy from the Company, please contact the Company at 1521 Westbranch Drive, Suite 200, McLean, VA 22102. The financial information below is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended December 31, 2012, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstone.com or +1-703-287-5893.